Exhibit 10.4

(Angelica Letterhead)

November 22, 2006

Mr. John Olbrych
P.O. Box 155
Brownsville, Vermont 05037

Dear Jack:

On behalf of the Company, and subject to ratification of the Compensation Committee’s approval by Angelica’s Board of Directors, I’m pleased to confirm the offer of employment as Chief Administrative Officer of Angelica Corporation. You will also be nominated for election by Angelica’s Board of Directors to the office of Senior Vice President. We expect to present the offer for ratification by the Board at the Board’s next meeting, which is currently scheduled for December 8, 2006. Your nomination for election as Senior Vice President will be presented at that time as well. In your position, you will report directly to the Chief Executive Officer.

The following is intended to summarize the other principal terms of this offer.

1.
Annual Base Salary - Your starting annual base salary will be $250,000. Following the conclusion of the Company’s current fiscal year, your annual base salary will be reviewed at least annually thereafter.

2.
Short Term Incentive Compensation - Beginning with FY ‘07, you will participate in the Company’s short term incentive compensation program. You will be eligible to earn, annually, short-term incentive compensation of 0% to 100% of your annual base salary (with a target bonus of 50%). The short term incentive compensation program is based upon performance criteria that are established at the beginning of each fiscal year.

3.
Long Term Incentive Program (LTIP) - Beginning with the FY ‘07 program, you will be eligible to participate in the Company’s Long Term Incentive Program. Under the LTIP, the Board of Directors has discretion to grant shares of restricted stock to program participants. The number of shares granted to each participant is based upon a percentage of the participant’s annual base salary and the market share price as of the date of the grant. You will participate in the LTIP at 50% of your annual base salary.

4.
Stock Option Grant - You will receive an initial, non-qualified stock option grant for a total of 75,000 shares of the Company’s stock. These options, which will be granted pursuant to the Company’s 1999 Performance Plan, will be granted as of your Employment Start Date (the “Grant Date”), and, unless earlier forfeited or exercised, will expire ten (10) years following the Grant Date. The options will be priced, and will vest, as follows:

Pricing:

o	25,000 options will be priced at the average market share price as of the Grant Date;
o	25,000 options will be priced at 110% of the average market share price as of the Grant Date; and
o	25,000 options will be priced at 120% of the average market share price as of the Grant Date.

Vesting:

o	25% of each set of options (i.e. 6,250 of each set for a total of 18,750) will vest six (6) months following the Grant Date;
o	An additional 25% of each set of options will vest eighteen (18) months following the Grant Date;
o	An additional 25% of each set of options will vest thirty (30) months following the Grant Date; and
o	The final 25% of each set of options will vest forty-two (42) months following the Grant Date.

If your employment terminates for any reason, all options that have not yet vested, shall immediately be forfeited to the Company.

5.
Benefit Plans - You will be eligible to participate in the Company’s other health and welfare benefit plans and programs in accordance with their terms. If your employment terminates for any reason other than cause, you may continue your participation in the Company’s healthcare insurance program for a period of up to one (1) year, on the same terms and to the same extent to which you participated in that program immediately prior to your termination. During the continuation period, the Company will continue to be responsible for the Company’s share of the premium.

6.
Temporary Living Expenses - During the three (3) month period following your Employment Start Date, the Company will reimburse you for reasonable and customary expenses incurred for room and board while in the Atlanta metropolitan area. In addition, the Company will reimburse you for up to ten (10) personal, round trip flights between Vermont and Atlanta, incurred at any time following your Employment Start Date.

7.
Relocation Expenses - The Company will reimburse you for reasonable and customary expenses relating to one move of your household belongings, from your then current residence in Vermont to the Atlanta metropolitan area, completed at any time during the two (2) year period following your Employment Start Date. In addition, upon your purchase or lease of housing in the Atlanta area, the Company will pay you a lump sum amount equal to one-month’s base salary, grossed up for taxes, for associated expenses.

8.
Miscellaneous - During your employment, the Company will reimburse you for the cost of maintaining a membership in one airline club of your choosing. In addition, until the current lease expires for the 2006 Lexus automobile maintained by the Company in Atlanta, you will have full use of that vehicle while in the Atlanta area. All associated costs will be paid or reimbursed by the Company. The current lease is scheduled to expire June 30, 2008.

9.	Employment Start Date - Your employment will begin Monday, November 27, 2006 (the “Employment Start Date”).

10.
Employment Agreement - Upon receiving your signed acceptance of this offer we will prepare a written employment agreement for your consideration that will include the material terms summarized above, as well as other customary provisions relating to confidentiality, non-competition, etc. As agreed, and as part of this offer, the Employment Agreement will provide that, in the event your employment terminates for any reason other than cause, and subject to the execution of a customary settlement agreement and release, you will continue to be paid for a period of one (1) year following termination payments equal to your then current base salary.

If you have any questions, or would like to discuss any of the above, please feel free to call me. Otherwise, I ask that you sign and return a copy of this letter to me at your earliest convenience. Since you plan to be in the St. Louis office on Monday of next week, you may return a signed copy at that time if that’s more convenient.

I look forward to working with you, Jack.

Sincerely,

/s/ Stephen M. O’Hara
ACCEPTED AND AGREED

/s/ John Olbrych
John Olbrych

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